Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

SANDRIDGE ENERGY, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

SandRidge Energy, Inc. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY THAT:

FIRST: At a meeting of the Board of Directors of the Company (the “Board”) duly called and held on April 3, 2010, the Board duly adopted the following resolution amending the Company’s Certificate of Incorporation, and declared its advisability and directed that the amendment be considered at a special meeting of the stockholders of the Company:

RESOLVED, that the Company amend in its entirety the first sentence of Article Four of the Company’s Certificate of Incorporation to increase the number of authorized shares of the Company’s capital stock and Common Stock (the “Charter Amendment”) as follows:

“The aggregate number of shares of capital stock which the corporation shall have authority to issue is EIGHT HUNDRED FIFTY MILLION (850,000,000) shares, of which EIGHT HUNDRED MILLION (800,000,000) shares shall be designated as Common Stock, par value $0.001 per share, and FIFTY MILLION (50,000,000) shares shall be designated as Preferred Stock, par value $0.001 per share.”

SECOND: On July 16, 2010, at a special meeting of stockholders called and held in accordance with the provisions of the DGCL, the amendment was duly approved and adopted by a majority of the outstanding stock of the Company entitled to vote upon the amendment.

THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on this 16th day of July, 2010.

SANDRIDGE ENERGY, INC.

By:	/s/ Tom L. Ward
Name:	Tom L. Ward
Title:	Chairman of the Board of Directors, Chief Executive Officer and President

[Signature page to the Certificate of Amendment to the Certificate of Incorporation of SandRidge Energy, Inc.]